Dynamic Alternatives Fund

(the “Fund”)

Supplement dated May 31, 2024
to the Statement of Additional Information (“SAI”) dated February 1, 2024, as supplemented

Effective May 31, 2024, Lynn Bowley has resigned as Chief Compliance Officer of the Fund. All references and information relating to Mr. Bowley in the SAI are removed in their entirety. Effective on May 31, 2024, the Board of Trustees of the Fund appointed James Ash to serve as the Chief Compliance Officer of the Fund.

The following replaces the disclosure in the section titled “Officers” on page 11 of the SAI as follows:

With the exception of Messrs. Wilkins and Leuby, the business address of each of the officers is c/o Ultimus Fund Solutions, LLC, 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022-3474. The business address of Messrs. Wilkins and Leuby is c/o Hamilton Capital, LLC, 5025 Arlington Centre Boulevard, Suite 300, Columbus, Ohio 43220.

Name, Address and Year of Birth	Position(s) Held with Fund	Term of Office and Length of Time Served(1)	Principal Occupation(s) During the Past 5 Years
Jeffrey G. Wilkins Born: 1975	President	Since 2021, indefinite	Deputy Chief Investment Officer and Managing Director, Hamilton Capital, LLC (since August 2010).
Zachary Richmond Born: 1980	Treasurer	Since 2021, indefinite	Vice President, Director of Financial Administration for Ultimus Fund Solutions, LLC (since 2019); Assistant Vice President, Associate Director of Financial Administration for Ultimus Fund Solutions, LLC (2015 – 2019).
James Ash Born: 1976	Chief Compliance Officer	Since 2024, indefinite	Senior Vice President and Head of Fund Compliance (since 2023) and Senior Compliance Officer, Northern Lights Compliance, LLC (2019-2023); Senior Vice President, National Sales Gemini Fund Services, LLC (2017-2019).
Timothy Burdick Born: 1986	Secretary	Since 2023, indefinite	Vice President and Senior Managing Counsel, Ultimus Fund Solutions, LLC (since 2023); Vice President and Managing Counsel, Ultimus Fund Solutions, LLC (2022-2023); Assistant Vice President and Counsel, Ultimus Fund Solutions, LLC (2019-2022); Senior Program Compliance Manager, CJ Affiliate (2016-2019).
William A. Leuby Born: 1957	Assistant Secretary	Since 2021, indefinite	Senior Vice President, General Counsel and Chief Compliance Officer, Hamilton Capital, LLC (since 1997).

John Reep Born: 1978	Assistant Secretary	Since 2023, indefinite	Associate Legal Counsel, Ultimus Fund Solutions, LLC (since 2022); Associate Controller, JP Morgan Chase (2021-2022); Senior Accountant, Washington Prime Group (2019-2021); Tax Adviser, Cardinal Health (2018-2019)
Deryk Jones Born: 1988	Anti-Money Laundering Compliance Officer	Since 2021, indefinite	Compliance Analyst, Northern Lights Compliance Services, LLC (since 2018); prior thereto, student.
(1)	Under the Fund’s By-Laws, an officer holds office for one year and until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Officers hold office at the pleasure of the Trustees.

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You should read this Supplement in conjunction with the Fund’s Prospectus and SAI dated February 1, 2024, as supplemented. This Supplement provides information that you should know about the Fund before investing and has been filed with the Securities and Exchange Commission. This Supplement is available upon request and without charge by calling the Fund toll-free at 1-833-617-2624.

Please retain this Supplement for future reference.